SUB-ITEM 77K:  Changes in registrant’s certifying accountant

At a meeting held on November 10, 2015, the Board of Trustees (the “Board”) of Transparent Value Trust (the “Trust”), with the approval and recommendation of the Audit Committee of the Board, selected Ernst & Young LLP (“E&Y”) to serve as the independent registered public accounting firm for the Transparent Value Directional Allocation VI Portfolio (the “Portfolio”), a series of the Trust, for the Portfolio’s fiscal year ending December 31, 2016.  The Trust’s previous independent registered public accounting firm was KPMG LLP (“KPMG”) and KPMG was dismissed as of November 25, 2015.

The reports of KPMG on the Portfolio’s financial statements for the two most recent fiscal years ended December 31, 2014 and December 31, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Portfolio’s two most recent fiscal periods ended December 31, 2014 and December 31, 2015:  (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Portfolio’s financial statements for such years; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K) under the Securities Exchange Act of 1934, as amended.

The selection of E&Y does not reflect any disagreements with or dissatisfaction by the Portfolio or the Board of Trustees with the performance of the Portfolio’s prior independent registered public accounting firm, KPMG.  During the Portfolio’s two most recent fiscal periods ended December 31, 2014 and December 31, 2015, neither the Trust nor the Portfolio nor anyone on their behalf, consulted with E&Y on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Portfolio’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Trust on behalf of the Portfolio requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether KPMG agrees with the above statements with respect to KPMG.  A copy of the letter from KPMG to the SEC is filed as an Exhibit to this Form N-SAR.